Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

                                                                                                  Stanley Furniture Company, Inc.

July 8, 2008                                                                           Investor Contact:                    Douglas I. Payne
(276)	627-2157

Media Contact:	Robin Campbell
(276) 627-2245

Stanley Furniture to Consolidate North Carolina Manufacturing Operations

STANLEYTOWN, VA, July 8, 2008/Business Wire/ – Stanley Furniture Company, Inc. (Nasdaq-NGS:  STLY) announced today that the company will consolidate its Lexington, N.C., manufacturing operation with that in its Robbinsville, N.C., facility.

The manufacturing consolidation is one of several steps the Company announced to improve its cost structure in response to current industry conditions.  In addition, Stanley Furniture is eliminating two executive positions and offering a voluntary early retirement incentive for qualified salaried associates.

“Historically low levels of consumer confidence, housing activity and personal disposable income has led to an industry-wide weakness in consumer demand for residential furniture not seen since the early ‘80’s,” explained Stanley Furniture’s president and CEO Jeffrey R. Scheffer.  “We are making difficult moves from top to bottom and throughout our business to remain profitable now and to be well-positioned for continued success when demand eventually improves.”

“Our proven business model depends upon domestic manufacturing as a point of differentiation to provide an extensive array of well-designed products supported by excellent quality and quick delivery.  Our commitment to domestic manufacturing (which accounts for about two-thirds of our revenues) means that we must continue to manage our costs through improved work flow, labor productivity, and better asset utilization.”

The manufacturing consolidation will result in the elimination of about 350 jobs at the Lexington, N.C. production facility over the next two to three months.  The Company plans to retain its warehousing facility with about 20 associates at a separate location in Lexington, N.C.  Responsibilities of the two executive positions being eliminated, VP of Purchasing and VP of Human Resources, will be absorbed by other members of the management team.

To ease the transition for affected associates, Stanley Furniture will work closely with the North Carolina Employment Commission to provide career counseling, skills assessment, job development, job search assistance and referrals.  In addition, Stanley Furniture will apply for federal Trade Adjustment Assistance (TAA) under the Trade Act.  If certified, associates may be eligible to receive extended income support through Trade Readjustment Allowances, training programs, job search allowances and/or relocation allowances.  Some Lexington associates may be eligible for positions in Robbinsville, N.C. or Stanleytown, V.A.

“We have worked closely with the state of North Carolina, Graham County, and the Town of Robbinsville to expand our production and employment at the Robbinsville, N.C. facility to accommodate the production being moved from Lexington”, says Scheffer.  “We anticipate adding approximately 200 new jobs in Robbinsville over the next couple of years and continuing to make substantial investments in workforce training, facilities and equipment to support our industry leading Young America line of infant and youth furniture.”

The Company expects the manufacturing consolidation and transition to be completed by December 31, 2008 and anticipates pre-tax restructuring and impairment charges in the second half of 2008 to be in the range of $6 million to $8 million.  Once the transition period is over, the Company expects annual pre-tax savings of $5 million to $6 million from the manufacturing consolidation.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Manufacturing facilities are located in Stanleytown, V.A., and Robbinsville and Lexington, N.C.  Stanley Furniture common stock is traded on the Nasdaq Market under the symbol STLY. For additional information, visit stanleyfurniture.com.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may” or “will” or the negative thereof or other variations thereon or comparable terminology.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, competition in the furniture industry including competition from lower-cost foreign distributors, operational inefficiencies resulting from the consolidation, relocation and disposal costs relating to facilities and equipment at the Lexington, N.C. production facility and severance costs relating to reduction of associates.  Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.